UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 4)*





                Terrestar Corporation (f/k/a Motient Corporation)
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    881451108
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]     Rule 13d-1(b)

    [X]     Rule 13d-1(c)

    [_]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
           ---------------------------------------------------------------------
                22-2514825
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          5,283,290
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     5,283,290
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                       5,283,290
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          6.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          5,687,814
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     5,687,814
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                       5,687,814
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          6.49%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                James J. Pallotta
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          5,687,814
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     5,687,814
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                       5,687,814
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          6.49%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                Tudor Proprietary Trading, L.L.C.
           ---------------------------------------------------------------------
                13-3720063
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            404,524
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       404,524
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                      404,524
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.5%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.)
           ---------------------------------------------------------------------
           98-0223576
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power            997,890
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power       997,890
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                       997,890
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          1.1%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

           The Altar Rock Fund L.P.
           ---------------------------------------------------------------------
           06-1558414
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power             43,305
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power        43,305
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                         43,305
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.05%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

                The Raptor Global Portfolio Ltd.
           ---------------------------------------------------------------------
                98-0211544
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power          4,242,095
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power     4,242,095
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                      4,242,095
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          4.8%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 881451108
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person

           S.S. or I.R.S. Identification No. of Above Person

             James J. Pallotta
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization          USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power              450,000
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power              3,640
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power         450,000
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power         3,640
                                                   -----------------------------
--------------------------------------------------------------------------------
     9)    Aggregate Amount Beneficially Owned by Each
           Reporting Person                                      453,640
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.52%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              Terrestar Corporation (f/k/a Motient Corporation)

Item 1(b).    Address of Issuer's Principal Executive Offices:

              12010 Sunset Hills Road, 9th Floor
              Reston, VA  20190

Item 2(a).    Name of Person Filing:

              Tudor Investment Corporation ("TIC")
              Paul Tudor Jones, II
              The Altar Rock Fund L.P. ("Altar Rock")
              Tudor Proprietary Trading, L.L.C. ("TPT")
              The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.) ("BVI Portfolio")
              The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
              James J. Pallotta

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              The principal business office of each of TIC, Altar Rock, and TPT is:

                  1275 King Street
                  Greenwich, CT 06831

              The principal business office of Mr. Jones is:

                  c/o Tudor Investment Corporation
                  1275 King Street
                  Greenwich, CT 06831

              The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                  c/o CITCO
                  Kaya Flamboyan 9
                  Curacao, Netherlands Antilles

              The principal business office of Mr. Pallotta is:

                  c/o Tudor Investment Corporation
                  50 Rowes Wharf, 6th Floor
                  Boston, MA 02110

Item 2(c).    Citizenship:

              TIC is a Delaware corporation.
              Messrs. Jones and Pallotta are citizens of the United States. Altar Rock is a Delaware limited partnership.
              TPT is a Delaware limited liability company.
              BVI Portfolio is a limited partnership and Raptor Portfolio is a company, each organized under the laws of the Cayman Islands.

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              881451108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
    (a) [ ]  Broker or Dealer registered under section 15 of the Act
    (b) [ ]  Bank as defined in section 3(a)(6) of the Act
    (c) [ ]  Insurance Company as defined  in section 3(a)(19) of the Act
    (d) [ ] Investment Company registered under section 8 of the Investment Company Act
    (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
    (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
    (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
    (h) [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4. Ownership (As of December 31, 2007).

        (a) Amount Beneficially Owned: See Item 9 of cover pages

        (b) Percent of Class: See Item 11 of cover pages

        (c) Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote           See Item 5
                                                                      ----------
                   of cover pages
                   --------------

            (ii)   shared power to vote or to direct the vote         See Item 6
                                                                      ----------
                   of cover pages
                   --------------

            (iii)  sole   power  to  dispose  or  to  direct  the disposition of
                   See Item 7 of cover pages
                   -------------------------

            (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                   -------------------------

The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (404,524 shares), Altar Rock (43,305 shares), Raptor Portfolio (4,242,095 shares), and BVI Portfolio (997,890 shares). Because TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed beneficially to own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed beneficially to own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

The shares of Common Stock reported herein as beneficially owned by Mr. Pallotta are owned directly by Mr. Pallotta (450,000 shares) and Mr. Pallotta's spouse (3,640 shares). Mr. Pallotta expressly disclaims beneficial ownership of any shares not directly owned by him.


Item 5.  Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.  Identification and Classification of Members of the Group.

            See cover pages

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Dated:      February 13, 2008


                                    TUDOR INVESTMENT CORPORATION


                                    By:      /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate
                                           General Counsel




                                         /s/ Paul Tudor Jones, II
                                     -------------------------------------------
                                         Paul Tudor Jones, II



                                         /s/ James J. Pallotta
                                     --------------------------------------
                                         James J. Pallotta


                                    TUDOR PROPRIETARY TRADING, L.L.C.


                                    By:      /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate
                                           General Counsel

                                    THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                                    By:   Tudor BVI GP Ltd.
                                    Its:  General Partner

                                    By:   Tudor Investment Corporation,
                                            Trading Advisor

                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                                General Counsel


                                    THE ALTAR ROCK FUND L.P.

                                    By:  Tudor Investment Corporation,
                                           General Partner


                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                                General Counsel



                                    THE RAPTOR GLOBAL PORTFOLIO LTD.

                                    By:  Tudor Investment Corporation,
                                           Investment Adviser


                                         By:    /s/ Stephen N. Waldman
                                             -----------------------------------
                                             Stephen N. Waldman
                                             Managing Director and Associate
                                                General Counsel